Exhibit 23.5

Date: 2026/6/5

Huachen AI Parking Management Technology Holding Co., Ltd.

No. 6395 Hutai Road, Baoshan District

Room 201, 2nd Floor

Shanghai, China

Re: Consent Form

Ladies and Gentlemen,

We are a qualified law firm duly licensed to practice law in the People’s Republic of China (“PRC”), and we have been retained by Huachen AI Parking Management Technology Holding Co., Ltd. (the “Company”), to provide legal advice on certain matters governed by the laws and regulations of the PRC. For purposes of our legal opinion hereunder, the definition of the PRC excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We hereby consent to the inclusion of this consent letter as an exhibit to the Registration Statement of the Company contained in the Form F-3 (as amended from time to time, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. We further consent to the reference to our firm’s name and all citations to our legal opinions in the Registration Statement, any comment response letters submitted to the U.S. Securities and Exchange Commission, as well as the prospectus constituting part of such Registration Statement.

In executing and delivering this consent, we do not acknowledge or concede that our firm falls within the scope of persons required to provide formal consent under Section 7 of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (each as amended), or any implementing rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Xiading Law Firm (Shanghai)

Xiading Law Firm (Shanghai)